As filed with the Securities and Exchange Commission on December 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MCAFEE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of Incorporation or organization)	77-0316593 (I.R.S. Employer Identification Number)

3965 Freedom Circle

Santa Clara, California 95054

(Address, including zip code, of Registrant’s principal executive offices)

Foundstone, Inc. 2000 Stock Plan

(Full Title of the Plan)

George Samenuk
Chairman and Chief Executive Officer
McAfee, Inc.
3965 Freedom Circle
Santa Clara, California 95054
(408) 988-3832

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code for Agent for Service)

Copy to:
Christopher L. Kaufman
Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, California 94025
(650) 328-4600

CALCULATION OF REGISTRATION FEE

		Proposed	Maximum
	Amount	Maximum	Amount of	Amount of
	to be	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Fee (2)
Common Stock, $0.01 par value, including associated preferred share purchase rights	747,144	$13.28	$9,918,417.56	$1,167.40

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Foundstone, Inc. 2000 Stock Plan (“Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, the registration fee was calculated solely for purposes of this offering on the basis of: (i) with respect to options outstanding on the date hereof, the maximum offering price per share at which such options may be exercised; and (ii) for all other shares covered by this registration statement, for which the maximum offering price per share is not known, the average of the high and low trading prices of the Registrant’s common stock on the New York Stock Exchange on December 23, 2004.

EXPLANATORY NOTE

     This Registration Statement on Form S-8 relates to the issuance of up to 747,144 shares of Common Stock of McAfee, Inc. in connection with the assumption of the Foundstone, Inc. 2000 Stock Plan (the “2000 Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until our offering is completed:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 9, 2004;

(2)	Our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004, filed with the Commission on August 9, 2004;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 9, 2004;

(4)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the Commission on November 8, 2004;

(5)	Our Current Report on Form 8-K filed with the Commission on February 2, 2004;

(6)	Our Current Report on Form 8-K filed with the Commission on March 11, 2004;

(7)	Our Current Report on Form 8-K filed with the Commission on April 23, 2004;

(8)	Our Current Report on Form 8-K filed with the Commission on July 1, 2004;

(9)	Our Current Report on Form 8-K filed with the Commission on July 16, 2004, as amended on July 30, 2004;

(10)	Our Current Report on Form 8-K filed with the Commission on July 27, 2004 (item 5 only);

(11)	Our Current Report on Form 8-K filed with the Commission on July 29, 2004;

(12)	Our Current Report on Form 8-K filed with the Commission on August 16, 2004;

(13)	Our Current Report on Form 8-K filed with the Commission on August 19, 2004 (item 5 only);

(14)	Our Current Report on Form 8-K filed with the Commission on August 23, 2004;

(15)	Our Current Report on Form 8-K filed with the Commission on September 7, 2004;

(16)	Our Current Report on Form 8-K filed with the Commission on October 6, 2004;

(17)	Our Current Report on Form 8-K filed with the Commission on October 22, 2004;

(18)	Our Current Report on Form 8-K filed with the Commission on December 14, 2004; and

(19)	The description of our Common Stock which is contained in the Registration Statement on Form 8-A (File No. 001-31216), filed January 25, 2002, under Section 12(b) of the Exchange Act, including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

     Under no circumstances will any information filed under former items 9 or 12 of Form 8-K or current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Stephen C. Richards
Chief Operating Officer and Chief Financial Officer
McAfee, Inc.
3965 Freedom Circle
Santa Clara, CA 95054
(408) 988-3832

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

     Item 4. Description of Securities.

     Not Applicable.

     Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

     Item 6. Indemnification of Directors and Officers.

     The Registrant’s Second Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant’s Restated Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant’s Restated Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Registrant currently has secured such insurance on behalf of its officers and directors.

     The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant’s Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Exchange Act. The Registrant’s Certificate of Incorporation, as amended, and Bylaws provide for indemnification of its officers, directors, employees and other agents to the maximum extent permitted by the Delaware Law.

     Item 7. Exemption from Registration Claimed.

     Not Applicable.

     Item 8. Exhibits.

     The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit
Number
4.1	Foundstone, Inc. 2000 Stock Plan and form of option agreement

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this Registration Statement)

     Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this December 30, 2004.

McAfee, Inc.

By:	/s/ Stephen C. Richards

Stephen C. Richards
Chief Operating Officer and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George Samenuk and Stephen C. Richards, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ George Samenuk George Samenuk	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 30, 2004

/s/ Stepehen C. Richards Stephen C. Richards	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2004

/s/ Robert B. Bucknam Robert B. Bucknam	Director	December 30, 2004

/s/ Leslie Denend Leslie Denend	Director	December 30, 2004

/s/ Robert Dutkowsky Robert Dutkowsky	Director	December 30, 2004

/s/ Denis J. O’Leary Denis J. O’Leary	Director	December 30, 2004

/s/ Robert Pangia Robert Pangia	Director	December 30, 2004

/s/ Liane Wilson Liane Wilson	Director	December 30, 2004

EXHIBIT INDEX

Exhibit
Number
4.1	Foundstone, Inc. 2000 Stock Plan and form of option agreement

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this Registration Statement)